Exhibit 99.1

[Extended Stay America, Inc. logo]

For Immediate Release	Contact: Mike Wilson
(864) 573-1621
Mwilson@extendedstay.com

EXTENDED STAY AMERICA, INC. ANNOUNCES THE APPOINTMENT
OF JAMES A. OVENDEN AS CHIEF FINANCIAL OFFICER

Spartanburg, SC – January 23, 2004 – Extended Stay America, Inc. (NYSE: ESA) announced today that James A. Ovenden has been appointed Chief Financial Officer for the Company effective February 1, 2004. Mr. Ovenden replaces Gregory R. Moxley who resigned January 6 to pursue other opportunities.

Mr. Ovenden has 19 years of extensive financial management and business advisory experience. Most recently he was the principal consultant with CFO Solutions of SC, LLC in Columbia, SC where he specialized in financial and business advisory consulting services. He currently serves on the Board of Directors of The Polymer Group, an $800 million global producer and marketer of engineered non-woven materials, where he also serves as Chairman of the Audit Committee. He has recently been elected as a member of the Board of Directors for Oxford Automotive, a $1 billion supplier of automotive parts to OEMs and tier one suppliers. Prior to CFO Solutions, Mr. Ovenden was employed by CMI Industries from 1987 until 2002 and served as Chief Financial Officer and Executive Vice President of the company from 1993 until 2002. He was elected to the Board of CMI in 1990. He continues to serve CMI as a Trustee. He began his career with Peat Marwick in 1984. He is a Magna Cum Laude graduate of Furman University and received his Certificate of Public Accounting in 1987.

In making the announcement, George D. Johnson, Jr., Chief Executive Officer, stated: “We are thrilled that someone of James Ovenden’s caliber and experience has joined our Company. Jim brings a varied business and financial background to the Company that will be very valuable to us in the years ahead.”

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